UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2018

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

3505 West Sam Houston Parkway North, Suite 400 Houston, Texas (Address of principal executive offices)		77043 (Zip Code)
281-618-0400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 21, 2018 the Board of Directors of Helix Energy Solutions Group, Inc. (“Helix”), pursuant to Helix’s By-Laws, increased the size of the Helix Board from six to seven directors, and also elected Amerino Gatti as a director. Mr. Gatti is currently the Chief Executive Officer and a member of the board of directors of Team, Inc., which provides specialty industrial services, including inspection and assessment, required in maintaining and installing high-pressure piping systems and vessels utilized in the refining, petrochemical, power, pipeline and other heavy industries. Mr. Gatti will serve as a Class I director whose term will expire at Helix’s next annual shareholder meeting. Mr. Gatti also was appointed by the Helix Board to serve on the Board’s Compensation Committee and its Corporate Governance and Nominating Committee. Mr. Gatti was not selected as a director pursuant to any arrangements or understandings between Mr. Gatti, Helix or any other person. In addition, there are no related party transactions between Helix and Mr. Gatti or his immediate family.

In connection with his appointment and consistent with Helix’s current independent director compensation program, upon his election Mr. Gatti was awarded 6,093 shares of restricted Helix common stock, which will vest on the one-year anniversary of the date of the grant. For his service on the Board and its committees, Mr. Gatti will also receive retainer and other fees in accordance with Helix’s independent director compensation program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 21, 2018

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Alisa B. Johnson
Alisa B. Johnson
Executive Vice President and General Counsel